As filed with the Securities and Exchange Commission on October 15, 2015

Registration No. 333-188250
Registration No. 333-188249
Registration No. 333-163604
Registration No. 333-76558
Registration No. 333-05963

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-188250
FORM S-8 REGISTRATION STATEMENT NO. 333-188249
FORM S-8 REGISTRATION STATEMENT NO. 333-163604
FORM S-8 REGISTRATION STATEMENT NO.  333-76558
FORM S-8 REGISTRATION STATEMENT NO.  333-05963

Under
The Securities Act of 1933

_________________________

ISATORI, INC.
(Exact Name of Registrant as Specified in Its Charter)
_____________________

Delaware	75-2422983
(State or Other Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification No.)

15000 W. 6th Ave., Suite 202
Golden, CO 80401
(303)-215-9174
(Address of Principal Executive Offices Including Zip Code)

iSatori 2011 Equity Incentive Plan
iSatori, Inc.  2012 Employee Incentive Plan
Integrated Security Systems, Inc. 2009 Long-Term Incentive Plan
Integrated Security Systems, Inc. 1997 Long-Term Incentive Plan
Integrated Security Systems, Inc. 1993 Stock Option Plan (as amended on December 30, 1994)
(Full Title of the Plan)

Michael Abrams
Chief Financial Officer
FitLife Brands, Inc.
4509 143rd Street, Suite 1
Omaha, NE 68137
(402) 333-5260
(Name, address, including zip code, and telephone number, including area code, of agent for service)Copies to:

Roger W. Wells
Guy Lawson
McGrath North
3700 First National Tower
1601 Dodge Street
Omaha, NE 68102
(402) 341-3070
(Name, Address and  Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer, or a smaller reporting company.   See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

EXPLANATORY NOTE

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by iSatori, Inc. (“iSatori”) with the Securities and Exchange Commission:

(1)
Registration Statement No. 333-188250 relates to 823,758 shares of common stock, par value $0.01 per share, of iSatori to be issued under the iSatori 2011 Equity Incentive Plan, filed on April 30, 2013.

(2)
Registration Statement No. 333-188249 relates to 500,000 shares of common stock, par value $0.01 per share, of iSatori to be issued under the iSatori, Inc. 2012 Employee Incentives Plan, filed on April 30, 2013.

(3)
Registration Statement No. 333-163604 relates to 25,000,000 shares of common stock, par value $0.01 per share, of iSatori to be issued under the Integrated Security Systems, Inc. 2009 Long-Term Incentive Plan, filed on December 9, 2009.

(4)
Registration Statement No. 333-76558 relates to 7,500,000 shares of common stock, par value $0.01 per share, of iSatori to be issued under the Integrated Security  Systems, Inc. 1997 Long-Term Incentive Plan, filed on January 10, 2002.

(5)
Registration Statement No. 333-05963 relates to 370,680 shares of common stock, par value $0.01 per share, of iSatori to be issued under the Integrated Security Systems, Inc. 1993 Stock Option Plan (as amended on December 30, 1994), filed on June 6, 1996.

On September 30, 2015, pursuant to an Agreement and Plan of Merger dated May 18, 2015 (the “Merger Agreement”), by and among FitLife Brands, Inc. (“FitLife”), iSatori, and ISFL Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of FitLife ("Merger Sub"), Merger Sub merged with and into iSatori, and iSatori became a wholly-owned subsidiary of FitLife (the” Merger”).  In connection with the Merger and pursuant to the Merger Agreement, all offerings of iSatori securities under the Registration Statements were terminated.  iSatori hereby removes from registration, by means of these Post-Effective Amendments,  any securities remaining unsold as of the date hereof under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 15, 2015.

iSatori, Inc.
By:	/s/ Steven Adelé
Name: Stephen Adelé Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Adelé	President and Chief Executive Officer, Director	October 15, 2015
Stephen Adelé	(Principal Executive Officer)

/s/ Seth Yakatan	Interim Chief Financial Officer	October 15, 2015
Seth Yakatan	(Principal Financial Officer)

/s/ John Wilson	Director	October 15, 2015
John Wilson